Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 2:

We consent to the use of our report, dated March 21, 2017, with respect to the statements of assets and liabilities of Prudential Core Ultra Short Bond Fund (formerly known as Prudential Core Taxable Money Market Fund), Prudential Core Short-Term Bond Fund, and Prudential Institutional Money Market Fund (three of the series comprising Prudential Investment Portfolios 2), including their respective portfolios of investments, as of January 31, 2017, and their related respective statements of operations for the year or period then ended, statements of changes in net assets for each of the years or period in the two-year period then ended, and financial highlights for each of the years or period in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

April 4, 2017